EXHIBIT 5.1
                               (LETTERHEAD)

                              JAMES E. PRATT
                              ATTORNEY AT LAW
                              195 Kildare Road
                       Garden City, New York 11530

               (516) 741-2978 Phone  (516) 873-1140 Facsimile



                                                        November 2, 2000

Asdar, Inc.
1225 E. Sunset Drive, Suite 145
Bellingham, WA 98226

RE:  REGISTRATION STATEMENT ON FORM S-8

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as aended, of the total of 474,402 shares of your Common Stock (the "Shares") reserved for issuance upon exercise of stock incentives/options issued or to be issued under the 2000 Stock Incentive/Option Plan, as amended, of Asdar, Inc. (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

It is our opinion that upon completion of the proceedings being taken in oder to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the shares when issued and sold in the manner described in the Plan and the Registration Statement will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                                    Very truly yours,

                                                /s/ James E. Pratt, Esq.
                                                    --------------------
                                                    James E. Pratt, Esq.